EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-162699 of our report dated April 30, 2009, (October 27, 2009 as to the effects of the Current Restatement discussed in Note 2), relating to the consolidated financial statements of Taleo Corporation and subsidiaries (collectively, the “Company”) (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to the adoption of Financial Accounting Standard Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB No. 109,” effective January 1, 2007, and restatement of the Company’s consolidated financial statements for the years ended December 31, 2008, 2007 and 2006), and our report dated April 30, 2009 (October 27, 2009 as to the effects of the material weakness described in the fourth paragraph of Management’s Report on Internal Control Over Financial Reporting (as revised)) relating to the effectiveness of Company’s internal control over financial reporting, which report expresses an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness, appearing in the Annual Report on Form 10-K/A of Taleo Corporation for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

November 12, 2009